UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2016

Foot Locker, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 West 34th Street, New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 720-3700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 19, 2016, Foot Locker, Inc. (the “Company”) and certain of its domestic subsidiaries (the “Guarantors”) entered into a credit agreement (the “Credit Agreement”) with the lenders party thereto and Wells Fargo Bank, National Association, as agent (the “Agent”), letter of credit issuer and swing line lender. The Credit Agreement replaces the Company’s prior asset-based revolving credit facility with, among others, Bank of America, N.A., as administrative agent, collateral agent, letter of credit issuer and swing line lender, and the lenders party thereto dated as of January 27, 2012 (as amended and otherwise modified, the “2012 Credit Agreement”).

The Credit Agreement provides for a five-year asset-based revolving credit facility under which up to $400 million initially will be available. In addition, during the term of the Credit Agreement, the Company may increase the commitments under the Credit Agreement by up to $200 million, subject to customary conditions, including the obtaining of agreements from lenders to provide such commitment increase. Borrowings and letters of credit under the Credit Agreement are not permitted to exceed a borrowing base, which is tied to the level of inventory and accounts receivable of the Company and the Guarantors.

The credit facility may be used to obtain letters of credit, finance the acquisition of working capital assets in the ordinary course of business and capital expenditures, and for general corporate purposes, including for permitted acquisitions and investments. The interest rate applicable to loans under the Credit Agreement will be equal to, at the Company’s option, either a base rate, determined by reference to the federal funds rate, plus a margin of 0.125% to 0.375%, or a Eurodollar rate, determined by reference to LIBOR, plus a margin of 1.125% to 1.375%, in each case, depending on availability under the Credit Agreement. In addition, the Company will pay a commitment fee of 0.20% per annum on the unused portion of the commitments under the Credit Agreement. As of the closing date of the Credit Agreement, there were no loans outstanding under the Credit Agreement.

The Credit Agreement contains customary representations, warranties, and affirmative covenants, as well as customary negative covenants, that, among other things restrict, subject to certain exceptions, the ability of the Company and its domestic subsidiaries to: (i) grant liens, (ii) make investments, (iii) issue or incur indebtedness, (iv) undergo significant corporate changes, including mergers and acquisitions, (v) make dispositions, (vi) make or pay dividends, (vii) prepay other indebtedness, and (viii) enter into certain other restrictive agreements. The Company may pay cash dividends and repurchase shares, so long as no default or event of default has occurred and is continuing and the aggregate principal amount of unused commitments under the Credit Agreement is not less than 15% of the lesser of the aggregate amount of the commitments under the credit agreement and the borrowing base (such lesser amount, the “Loan Cap”), determined as of the end of such fiscal month and on a pro forma basis for the following six fiscal months.

Failure to maintain availability under the Credit Agreement of at least 12.5% of the Loan Cap for five consecutive Business Days is a cash dominion event under the Credit Agreement, which would continue until availability is at least 12.5% for 45 consecutive days. During the existence of a cash dominion event, among other things, amounts in bank accounts of the Company and the Guarantors will be required to be applied to repay borrowings under the Credit Agreement, subject to limited exceptions.

The Credit Agreement contains customary events of default, such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a change of control, inaccuracy of representations and warranties and failure to observe the affirmative or negative covenants under the Credit Agreement, subject, where appropriate, to customary grace periods. The occurrence of an event of default would allow the lenders to, among other things, terminate the commitments under the Credit Agreement, declare any then-outstanding loans due and payable immediately and require that the Company cash collateralize outstanding letters of credit. If certain events of default have occurred and are continuing, or if availability under the Credit Agreement does not exceed the greater of $40 million and 10% of the Loan Cap, the Company will be required to maintain a fixed charge coverage ratio of at least 1.00 to 1.00, which is tested at the end of each fiscal quarter, unless the Agent is requiring the Company to deliver monthly financial statements, in which case, it is tested as of the last day of each month.

The Company’s obligations under the Credit Agreement are guaranteed by the Guarantors and secured by a first priority lien on certain of the assets of the Company and the Guarantors, including inventory and accounts receivable, cash deposits, and certain insurance proceeds.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The 2012 Credit Agreement was terminated on May 19, 2016 in connection with the Company’s entering into the Credit Agreement described under Item 1.01 above and all outstanding amounts thereunder were repaid.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 19, 2016, among Foot Locker, Inc., a New York corporation, the guarantors party thereto, the lenders party thereto and Wells Fargo, National Association, as agent, letter of credit issuer and swing line lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.

Date: May 19, 2016	By:	/s/ Lauren B. Peters
		Name:	Lauren B. Peters
		Title:	Executive Vice President and
Chief Financial Officer